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                       Intermagnetics General Corporation
                           Director Compensation Plan

I.       Compensation Philosophy

         The Board of Directors ("Board") of Intermagnetics General Corporation ("Company") has adopted an activity-based approach to compensating outside directors. The program includes an annual retainer, meeting fees, committee chair retainers and annual share grants. The Board believes that it is in the best interest of the Company to attract and retain highly qualified, independent directors. Accordingly, the Board has adopted a policy of compensating its outside directors annually at a target level in the range of the 75th percentile of publicly traded companies with $500M to $1B in annual revenue. This target reflects the Company's growth strategy and its desire to attract directors qualified to serve on the boards of companies of this size.

         The Board has also determined that it is appropriate to implement stock ownership guidelines for the Company's non-employee directors, in order to align the directors' interests more closely with those of the Company's shareholders.

II.       Eligibility; Compensation Period

         This Director Compensation Plan ("Plan") applies to all non-employee directors of the Company.

         Non-employee directors are compensated on an annual basis measured from the day of the Company's regular annual meeting of shareholders ("Annual Meeting") to the day preceding the next Annual Meeting ("Annual Period"). Except as otherwise indicated in this document, compensation shall be paid quarterly. The quarters shall end on the last day of February, the last day of May, the last day of August and the day preceding the Annual Meeting in November.

         A non-employee director who is first elected to the Board at a meeting other than an Annual Meeting will receive a pro-rata share of the annual compensation for his or her first year of service, as determined by the Board. The stock grants for the first year of such director's service will be made on a date determined by the Board.

III. Compensation Components

         A. Cash Retainer - $30,000 per year, which shall be paid in quarterly increments at the end of each quarter of the Annual Period.

         B. Committee Chair Retainer - $3,500 per year for the chairs of the Audit and Compensation Committees, and $1,500 per year for the chairs of the Nominating and Governance Committees, which shall be paid in quarterly increments at the end of each quarter of the Annual Period.

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         C.    Regular Meeting Fees - $2,500 for each regular or special meeting of the full Board. These fees will be aggregated and paid at the end of the quarter of the Annual Period during which the meeting or meetings occur.

         D. Committee Meeting Fees - $1,500 for each Board committee meeting at which formal committee action is taken, and which is held on a date other than the date of a regular or special meeting of the full Board or the day immediately preceding such meeting. These fees will be aggregated and paid at the end of the quarter of the Annual Period during which the meeting or meetings occur.

         E. Annual Equity Grant - 3,500 shares of common stock of the Company, which shall be automatically granted on the last business day in the month of January following the Annual Meeting.

         F. Special Equity Award - $25,000 of common stock of the Company, which shall be automatically granted on the last business day in the month of January following the Annual Meeting. The number of shares to be granted will be determined by dividing $25,000 by the closing price of the Company's common stock as reported on Nasdaq on the last trading day preceding the grant date.

               Each Special Equity Award will vest over five years, if the director remains a member of the Board. Each Special Equity Award will vest in increments of 10% on each of the first four Annual Meeting dates following the date of grant, with the remainder vesting on the fifth Annual Meeting date following the date of grant. Each outstanding Special Equity Award will become fully vested if the director ceases to be a director as a result of the director's death or permanent disability, or if a Change in Control (as defined in the Company's 2000 Stock Option and Stock Award Plan) of the Company occurs while the director is serving as a member of the Board.

               Each director serving as of November 13, 2002 will be eligible to receive this Special Equity Award annually for five years (in April 2003, as described below, and on the last business day of January in each of 2004, 2005, 2006 and 2007), provided he or she is a director on the date of the grant. Any director who is first elected to the Board after November 13, 2002 will be eligible to receive this Special Equity Award on the last business day of January following his or her election and annually on the last business day of January for four years thereafter, provided he or she is a director on the date of the grant. However, no grants shall be made after the expiration or other termination of the Plan.

         IV.   Compensation Elections

         A. Stock v. Cash - On or before July 15 of each year, each director may elect to be paid some or all of his or her cash compensation in the form of common stock of the Company for the following Annual Period. The cash to stock conversion will be made on the day the cash payment would otherwise be


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due, based on the closing price of the Company's common stock as reported on
Nasdaq on the last trading day preceding the day the cash payment would otherwise be due. If a director is first elected to the Board at a meeting other than an Annual Meeting, he or she must make the election to convert cash compensation to stock before his or her election to the Board.

         B. Deferred Compensation - On or before July 15 of each year, each director may elect to defer some or all of the cash or stock compensation for the following Annual Period into the Director Deferred Compensation Plan according to the terms of such plan.

     V.  2000 Stock Option and Stock Award Plan

         All stock grants provided for under this Plan, including elections to convert cash compensation to stock, will be awarded under the Company's 2000 Stock Option and Stock Award Plan or a successor plan, will be governed by the terms of such plan and are subject to the availability of shares in such plan. If, at any time a stock grant is to be made under this Plan, there are not sufficient shares available for issuance under the Company's 2000 Stock Option and Stock Award Plan or a successor plan, then the stock grant shall not be made.

    VI.  Initial Period

         The annual compensation for the period beginning on January 1, 2003 and ending on the day preceding the 2003 Annual Meeting (the "Initial Period"), with the exception of the $25,000 Special Equity Award, shall be paid pro-rata in an amount equal to 11/12 of the annual amount. None of the compensation elections provided for in Article IV shall be available for compensation earned for the Initial Period.

         The Special Equity Grant and the pro-rata Annual Equity Grant for the Initial Period will be granted on April 30, 2003. The cash compensation earned for the period beginning on January 1, 2003 and ending on May 31, 2003 will be paid on June 2, 2003.

   VII.  Director Stock Ownership Guidelines

         The Company expects that each non-employee director will hold common stock of the Company in an amount equal to five times the director's annual cash retainer as set forth in Section III A above. Each non-employee director is expected to meet the stock ownership guidelines by the later of (i) the 2003 Annual Meeting or (ii) three years after the director is first elected to the Board, and to continue to meet the stock ownership guideline at all times thereafter while serving as a member of the Board.

         Shares of common stock of the Company that are fully vested and are held outright by the director, held in a revocable trust for the benefit of the director, or deferred by the director into the Company's Director Deferred Compensation Plan shall count as shares held by the


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         director for purposes of the stock ownership guidelines. Shares held by a director for purposes of meeting the stock ownership guidelines may not be pledged or otherwise used as collateral for any loan. The value of shares for purposes of the stock ownership guidelines will be based on the fair market value of the shares of Company stock at the time any assessment of compliance with the stock ownership guidelines is made.

VIII.    Miscellaneous

         A. Term - The Plan was adopted by the Board on April 9, 2003, to be effective as of January 1, 2003. The term of the Plan shall begin on January 1, 2003 and continue until the 2007 Annual Meeting. No grants shall be made under the Plan after the 2007 Annual Meeting.

         B. Amendment and Termination - The Board may amend or terminate the Plan at any time for any reason.

         C. Review of Annual Equity Grant Amount - The size of the Annual Equity Grant set forth in Section III E above is based on a stock price of $16.00 per share. Without in any way limiting the right of the Board to amend or terminate the Plan, it is expected that the Board will reevaluate the Annual Equity Grant amount annually and will consider amending the Plan to modify the amount of the Annual Equity Grant, as the Board deems appropriate, if the Company's stock price changes by more than 10%.

         D. Administration - The Board shall have full power and authority to administer and interpret the Plan. The Board's interpretations of the Plan, and all determinations made by the Board, shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Board shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan. All grants under the Plan shall be conditional upon the director's acknowledgement, by acceptance of the grant, that all decisions and determinations of the Board in respect of grants under the Plan shall be final and binding on the director and all persons having or claiming an interest under such grant.

         E. Adjustment Upon Changes in Capitalization - In the event of any reclassification, recapitalization, merger, consolidation, reoganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares or any other change in corporate structure which, in the judgment of the Board, materially affects the value of shares, the Board shall appropriately adjust the number and class of shares previously granted and to be granted thereafter pursuant to stock awards under this Plan.

         F. Funding - The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any compensation under this Plan.

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         G.    Transferability - A director may not transfer rights granted under the Plan except by will or by the laws of descent and distribution. Any successor must furnish proof satisfactory to the Company of his or her right to receive the grant under the director's will or under the applicable laws of descent and distribution.

         H. Applicable Law - The Plan shall be governed by the laws of the state of New York without regard to any conflicts of law provisions.



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